Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 4, 2004 (except for matters disclosed in Note 1, paragraphs 2 and 3, as to which the date is December 9, 2004), with respect to the consolidated financial statements of Tejas Incorporated and Subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2003, in the Registration Statement (Form S-1) and related Prospectus of Tejas Incorporated and Subsidiares for the registration of 4,514,281 shares of its common stock.

/s/ Ernst & Young LLP

Austin, Texas
October 17, 2005